UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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CyberOptics Corporation

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CYBEROPTICS CORPORATION
5900 Golden Hills Drive
Minneapolis, MN 55416

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

May 18, 2009

To the Shareholders of
CYBEROPTICS CORPORATION:

          The Annual Meeting of Shareholders of CyberOptics Corporation will be held on Monday, May 18, 2009, at the offices of Dorsey & Whitney LLP, 50 South Sixth Street, 15th Floor, Minneapolis, Minnesota at 3:00 p.m. for the following purposes:

1)	To elect five directors; and

2)	To consider such other matters as may properly come before the meeting or any adjournments thereof.

          Only holders of record of Common Stock at the close of business on March 30, 2009, will be entitled to receive notice of and to vote at the meeting. Shareholders who do not expect to attend the meeting in person are urged to fill in, date, sign and promptly return the proxy in the enclosed envelope, or, for registered shareholders, promptly return your proxy online at http://www.eproxy.com/cybe, as described more completely on the enclosed proxy card. If you later desire to revoke your proxy, you may do so at any time before it is exercised.

          PLEASE MAIL YOUR PROXY PROMPTLY. In order that there may be a proper representation at the meeting, we urge you, whether you own one share or many, to promptly complete, sign and mail your proxy, or to return it electronically at the website set up for this purpose.

By Order of the Board of Directors

Thomas Martin
Secretary

Minneapolis, Minnesota
April 7, 2009

Important notice
regarding the availability of proxy materials for the shareholder meeting to be held on May 18, 2009.
Our proxy statement, the form of our proxy card, and annual
report on Form 10-K can be viewed online at
http://www.idelivercommunications.com/proxy/cybe.

CYBEROPTICS CORPORATION
5900 Golden Hills Drive
Minneapolis, MN 55416

PROXY STATEMENT

Annual Meeting of Shareholders to be held
on May 18, 2009

          We have prepared this proxy statement on behalf of our Board of Directors for use in soliciting proxies for our Annual Meeting of Shareholders to be held Monday, May 18, 2009. The annual meeting will be held on the 15th floor of the offices of Dorsey & Whitey LLP, 50 South Sixth Street, Minneapolis, Minnesota at 3:00 p.m. We will bear the cost of soliciting proxies, including the cost of preparing and mailing the Notice of Annual Meeting of Shareholders and this Proxy Statement. We have not retained a proxy solicitation agent or any other consulting firm to assist us with the proxy process. Instead, our officers or other regular employees may solicit proxies in person, by mail, telephone or facsimile, but will not receive any special compensation for these services.

          The only matter that our Board of Directors knows will be presented at the annual meeting is the election of directors. The Board of Directors recommends that you vote in favor of the election of each Director who has been nominated. If you return a signed proxy form and any other matter properly comes before the meeting, the persons named in the proxy form will have authority to vote the proxy on such matter in accordance with their judgment.

VOTING RIGHTS AND PROCEDURES

          If you return a proxy in the form solicited with this proxy statement, we will vote your shares in the manner that you have directed in the proxy form. If you complete the proxy form but do not direct us how to vote, your shares will be voted for the election of the nominees for director named in this proxy statement, and in the manner the named proxies decide on any other matters properly brought before the meeting. If you “withhold vote for” one or more directors, we will consider your shares present and entitled to vote for purposes of determining the presence of a quorum at the meeting and as unvoted, although present and entitled to vote, for purposes of the election of the directors for whom you have abstained. If a broker submits a proxy that indicates the broker does not have discretionary authority to vote shares, those shares will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the meeting, but will not be considered as present and entitled to vote on the matters voted on at the meeting. You may revoke your proxy at any time before the meeting by delivering to our corporate secretary a written notice of termination of the proxies’ authority or a signed proxy bearing a later date.

          You must be a holder of record of our Common Stock at the close of business on March 30, 2009, to be entitled to receive notice of and to vote at the meeting. On March 30, 2009, we had 6,780,070 shares of common stock outstanding. Each outstanding share is entitled to one vote on all matters presented at the meeting.

          We are providing a copy of our Annual Report on Form 10-K for the year ended December 31, 2008, with this Proxy Statement. We are mailing this Proxy Statement and a form of proxy on or about April 7, 2009.

PROPOSAL I—ELECTION OF DIRECTORS

          Our Nominating Committee has nominated five persons for election at the Annual Meeting: Steven K. Case, Alex B. Cimochowski, Kathleen P. Iverson, Irene M. Qualters and Michael M. Selzer, Jr. Each nominee has served as one of our directors for more than one year. The following information is furnished with respect to each nominee as of March 31, 2009:

Name and Age	Principal Occupation and Business Experience for Past Five Years	Director Since

Steven K. Case Age 60

Chairman of CyberOptics since September 1995 and Chairman and Chief Executive Officer of Avanti Optics Corporation from May 2000 until February 2003; Director of Surface Mount Equipment Manufacturers Association since 2008; Director of American Electronics Association from 2000 to 2001; President of CyberOptics from 1984 until February 1998; adjunct Professor of Electrical Engineering at the University of Minnesota since 1978 and member of University Industry Advisory Board.

January 1984

Kathleen P. Iverson Age 53

President and Chief Executive Officer of CyberOptics since January 2003; President and Chief Operating Officer of CyberOptics from January 2002 until January 2003; Vice President/General Manager, Complete Point Solutions, of Rosemount, Inc., a subsidiary of Emerson Electric Co., from December 2000 to January 2002; Vice President/General Manager, Worldwide Temperature, of Rosemount, Inc. from January 1996 to December 2000. Director of Navarre Corporation since 2008.

May 1998

Alex B. Cimochowski †◊+ Age 69	President and owner of Four Peaks Technologies, Inc., a printing company, since November 1996; Chief Executive Officer of Delphax Systems from November 1988 to September 1995.	May 1984

Irene M. Qualters †◊+ Age 59

Senior Vice President of Silicon Graphics, Inc. since January 2008, most recently as Senior Vice President of Products; Vice President, Software Engineering, Ageia Technologies, Inc., from October 2005 until January 2008; Vice President, Research Information Services, Merck & Company, Inc. from 1999 until October 2005; President of Cray Research, a subsidiary of Silicon Graphics, Inc., and Senior Vice President of Silicon Graphics, Inc. from 1997 to 1998; Vice President of Silicon Graphics, Inc. from 1996 to 1997; Senior Vice President of Cray Research from 1995 until its acquisition by Silicon Graphics, Inc. in 1996.

June 1999

Michael M. Selzer, Jr. †◊+ Age 56

Founder, Chief Executive Officer and Director of ConcepTx Medical, Inc., a developmental-stage medical device company since August 2007. President, Chief Executive Officer and Director of Optobionics Corp., a medical device manufacturer, from November 2003 until it filed for protection under federal bankruptcy law in May 2007. Chief Executive Officer of Urologix, Inc., a medical device manufacturer from 1999 to May 2003; Vice President and General Manager–Neurostimulation Business of Medtronic, Inc. from 1994 until December 1998.

June 1999

† Member of Audit Committee
◊ Member of Compensation Committee
+ Member of Nominating Committee

          All nominees that are elected will serve until the next annual meeting or until their earlier death, resignation, removal or disqualification. We intend to vote the proxies in favor of the nominees named above as directors, unless you otherwise direct us in the proxy card. If a nominee for director becomes unavailable for any reason, the proxies will be voted in accordance with the best judgment of the named representatives. We have no reason to believe that any candidate will be unavailable

          Directors are elected by a plurality of votes cast. The five nominees receiving the highest number of votes will be elected. The Board of Directors recommends a vote FOR each nominee.

INFORMATION ABOUT OUR BOARD OF DIRECTORS AND ITS COMMITTEES,
AND OTHER CORPORATE GOVERNANCE MATTERS

Our Board

          Under the Minnesota Business Corporation Act, and our Articles of Incorporation and Bylaws, our business and affairs are managed under the direction of our Board of Directors. Our Board currently consists of five members, all of whom are standing for reelection at the annual meeting. We require that a majority of the members of our Board of Directors be “independent” within the meaning of the requirements of the Nasdaq Stock Market listing standards. Based on information contained in questionnaires completed by each nominee for director and otherwise available to us, and based on inquiry of each of our directors, our Board of Directors has concluded that each of Mr. Cimochowski, Ms. Qualters and Mr. Selzer, constituting a majority of our Board, is independent not only within the meaning of the Nasdaq Marketplace Rules, but within the meaning of the heightened standards applicable to members of an audit committee contained in Section 301 of The Sarbanes Oxley Act of 2002 and Rule 4350(d) of the Nasdaq Marketplace Rules. In considering the independence of our directors, our board inquired and was advised that, to the knowledge of these individuals, neither they nor any member of their immediate family had engaged in any transaction with us except in their capacities as directors.

          Our Board strives to maintain sound corporate governance, consistent with the scope of our operations and the integrity of our personnel. Accordingly, attendance by our Board members at all meetings has been a continuing goal and we devote considerable effort to scheduling meetings so that all directors may attend and may review financial information regarding our quarterly and annual results prior to public release. During the year ended December 31, 2008, we had four meetings of the Board and each director attended 100% of the meetings. Our directors met in separate, executive session without management twice during 2008. In addition, our audit committee, which consists of all the independent directors who are standing for re-election, meets in executive session without management at most of its meetings, and met in executive session four times during 2008.

          We require that all Board members use their best efforts to attend our annual shareholder meeting. All of our directors attended the annual meeting held on May 19, 2008.

Committees of Our Board

          Our Board has three committees: An Audit Committee, a Compensation Committee and a Nominating Committee, each of which has a written charter. Copies of the charters for all three committees may be reviewed on our website at www.cyberoptics.com.

                    Audit Committee. Our Audit Committee assists our Board in overseeing and monitoring our accounting and financial reporting processes, audits of our financial statements, the independence and performance of our independent auditors and our compliance with legal and regulatory requirements. The Audit Committee reviews all interested party transactions and oversees our Code of Business Conduct and Ethics. The Audit Committee generally requires any transaction between CyberOptics and a director or officer, the immediate family of a director or officer, or any entity that a director or officer controls to be reported to our Ethics Officer. The Ethics Officer, in turn, is obligated to report the transaction to the Committee. Although it has not adopted written standards of approval, the Audit Committee generally considers these transactions consistent with its fiduciary obligations and approves transactions only if they are fair and reasonable, in the best interests of the corporation, and on terms no less favorable than could be obtained from an unaffiliated third party.

                    The Audit Committee has sole authority to appoint, determine funding for, retain and oversee our independent registered public accounting firm and to pre-approve all audit services and permissible non-audit services. It is our policy to present to the entire Committee proposals for all audit services and permissible non-audit services prior to engagement.

                    Our Audit Committee currently consists of Mr. Cimochowski (Chair), Ms. Qualters and Mr. Selzer, each of whom is an “independent director” within the meaning of Section 301 of The Sarbanes Oxley Act of 2002 and Nasdaq listing standards applicable to audit committees. Our Board of Directors has identified Mr. Cimochowski and Mr. Selzer as “audit committee financial experts” within the definition established by the Securities and Exchange Commission. The Audit Committee held six meetings during 2008. All members of the Committee attended all (100%) of the meetings. The report of the Audit Committee is contained on page 18 of this proxy statement.

                    Compensation Committee. Our Compensation Committee establishes the compensation of our executive officers, including our Chief Executive Officer, administers our stock-based benefit plans, including our 1998 Stock Incentive Plan and our Employee Stock Purchase Plan, and makes recommendations to our Board regarding director compensation. The Compensation Committee currently consists of Mr. Selzer (Chair), Mr. Cimochowski and Ms. Qualters, each of whom is an independent director under Nasdaq listing standards. During 2008, the Compensation Committee held four meetings. All members of the Committee attended 100% of the meetings. The report of the Compensation Committee on our Compensation Discussion and Analysis is contained on page 12 of this proxy statement.

                    Nominating Committee. The Nominating Committee identifies individuals qualified to become Board members and recommends to the Board nominees to fill vacancies in membership of the Board as they occur and, prior to each Annual Meeting of Shareholders, recommends a slate of nominees for election as Directors at the meeting. The Nominating Committee currently consists of all of our independent directors, including Mr. Cimochowski, Ms. Qualters and Mr. Selzer. During 2008, the Nominating Committee held three meetings. All members of the Committee attended 100% of the meetings.

                    We generally require that each nominee for Director be an individual of the highest character and integrity, have substantial experience which is of particular relevance to CyberOptics, have sufficient time available to devote to our affairs, and represent the best interests of all our stakeholders, including our shareholders. The Nominating Committee has discretion as to the determination of which individuals will best fit these criteria.

                    Although most nominations have originated from recommendations of officers or board members, and all of the nominees for the 2009 annual meeting are currently directors and are being re-nominated as such, the Nominating Committee will consider suggestions from other stakeholders, including shareholders, for nominees for the 2010 annual meeting. Any shareholder who wishes to recommend that a specific individual (other than the shareholder and other than someone who would not be independent under Nasdaq listing standards) be considered for nomination for the 2010 meeting should contact the Board with specific information about the proposed nominee, including an appropriate resume, prior to December 8, 2009. Methods of communicating with our Board are described on our website at www.cyberoptics.com. The Nominating Committee will consider these recommendations, but has absolute discretion as to whether to recommend any individual for nomination. Our Nominating Committee has not established minimum standards for directors, nor has it pre-established objective procedures or processes, other than as described above, for nominations. For the 2009 annual meeting, we did not receive any nominations from shareholders, and our Nominating Committee concluded that current members of our Board of Directors meet the criteria set forth above.

Code of Conduct and Shareholder Communications with the Board

          Our Code of Business Conduct and Ethics, which is posted on our website at www.cyberoptics.com, is applicable to all of our officers, directors and employees, including our senior financial officers.

          We have also established procedures for communication by our shareholders with our directors. Shareholders may send communications by mail to the attention of:

Ethics Officer
CyberOptics Corporation
5900 Golden Hills Drive
Golden Valley, MN 55416

          You may also send communications by e-mail to board@cyberoptics.com. Our Ethics Officer will review all communications received and provide copies, or summaries, of those communications which are not frivolous or vexatious to the Chair of our Audit Committee for consideration. These procedures may also be found at our website at www.cyberoptics.com.

Compensation of Our Independent Directors

          None of Mr. Cimochowski, Ms. Qualters or Mr. Selzer receive any compensation from us for services other than services in their capacities as members of our Board of Directors or of a committee of our Board of Directors. For 2008, we paid our independent directors an annual retainer of $25,000 plus directors’ fees of $1,000 per meeting of the Board of Directors attended in person and $500 per meeting of the Board of Directors attended by conference call. We also pay fees of $500 for each meeting of a committee attended that is not associated with a Board meeting.

          Until 2008, each independent director received an option to purchase 4,500 shares on the date of each annual meeting at which he or she was reelected. These options, which were granted automatically under our Stock Option Plan for Non-Employee Directors, are fully exercisable from the date of grant at a price equal to the fair market value of our common stock on that date. Effective on the date of our 2008 Annual Meeting, these 4,500 option grants were terminated and replaced with the grant of 1,000 shares to each non-employee director at the annual meetings at which they are reelected. These shares are fully vested on grant. We do not provide any other stock awards, non-equity incentive compensation, pension benefits or any other form of compensation to our directors who are not employees.

          Dr. Case and Ms. Iverson, who are also employees and not independent directors, do not receive any additional compensation for service as Board members. During 2008, we provided the following compensation to directors who are not also employees:

Director Compensation

Name	Fees Earned or Paid in Cash($)	Stock Awards[1]($)	Total ($)
Alex B. Cimochowski	$31,000	$8,850	$39,850
Irene M. Qualters	30,500	8,850	39,350
Michael M. Selzer, Jr.	31,000	8,850	39,850
Erwin Kelen[2]	2,000	—	2,000

1.

We did not grant options to directors in 2008 and all options previously granted had fully vested prior to the beginning of the year. Stock awards represent the expense recorded in 2008 for 1,000 shares granted to each re-elected director based on the $8.85 closing price on the date of our 2008 annual meeting. Options to purchase 22,500 shares for Mr. Cimochowski, 39,500 shares for Ms. Qualters, 27,000 shares for Mr. Selzer and 27,000 for Mr. Kelen were outstanding at December 31, 2008.

2.	Mr. Kelen retired as a director effective on the date of our 2008 Annual Meeting

EXECUTIVE COMPENSATION

Executive Officers

          Ms. Iverson and Dr. Case, our Chief Executive Officer and Chairman, serve on the Board of Directors and their background is described above under the caption “Proposal I—Election of Directors.” Michael Proulx, our Vice President—Manufacturing Operations, has tendered his resignation effective May 29, 2009. Our other Executive Officers include:

          Jeffrey A. Bertelsen, 46, started as Vice President—Finance and Chief Financial Officer in July 2005. Before joining CyberOptics, Mr. Bertelsen was Vice President, Finance, Corporate Controller and Treasurer and Assistant Secretary of Computer Network Technology Corporation (“CNT”), a provider of storage networking equipment and solutions. During his ten years at CNT, Mr. Bertelsen held various positions starting as controller in March 1995. Prior to joining CNT, Mr. Bertelsen was a CPA with KPMG LLP.

          Steven J. DiMarco, 45, started as Vice President—Marketing and Strategic Planning in December 2005, was elected our Vice President—Sales and Marketing in 2006, and Vice President and General Manager Inspection Systems Business in February 2008. Mr. DiMarco was with Emerson Electric for 14 years prior to joining CyberOptics, the last five as Vice President in charge of Emerson’s Electromagnetic & Vortex Flow Meter Business Unit.

Compensation Discussion and Analysis

          We discuss in this section the objectives of our executive compensation policies, how those policies are administered and implemented, and the effect of those policies on our compensation decisions during the 2008 fiscal year. Detailed information on the amounts that we paid to our executives, and the other benefits they receive, is included in the tables and explanation following this Compensation Discussion and Analysis.

          Overview and Objectives

          We function in a cyclical market—the market for capital equipment for the surface-mount, printed circuit board industry. This market creates significant growth during periods of micro-electronics expansion, often followed by periods of partial decline. We must compete in this market for talented executives with other companies locally and nationally, and must provide competitive compensation in order to do so. Accordingly, we negotiate compensation for newly retained executives based on competitive comparisons to industry standards. In negotiating compensation for new executives, we also consider the experience of the executive, and adjust our compensation offers on the basis of that experience.

          We focus our operations on, and compete on the basis of, innovation through technology. Our objective is to provide longer-term growth at levels that exceed industry norms and we believe that we can best achieve these objectives through innovation. Consistent with these beliefs, we have a proportionately high level of research and technical personnel as employees.

          We believe that for our highly educated technical personnel, fairness and integrity in our compensation system is a primary ingredient in employee retention and satisfaction. Further, our compensation policy, and our overall approach to compensation decisions, has been driven in part by our corporate culture, which strives to maintain a collegial and less hierarchical management structure. Because of this, in making annual decisions regarding increases or adjustments in executive compensation, we rarely depart significantly from equivalent increases made to the rest of our staff.

          Accordingly, the objectives of our executive compensation policy are to:

•	foster a highly creative, collegial and integrated team whose participants understand and share our business objectives and ethical and cultural values;

•	provide incentive to our executives to increase performance and value to shareholders, in part through technology innovation;

•	enable us to attract and retain talented executives in both periods of growth and cyclical decline;

•	foster a cooperative approach among all of our employees that engenders superior performance.

Consistent with these objectives, we have historically:

•	based compensation in initial hiring decisions on competitive compensation for companies in our markets;

•

in annual compensation set the base salary of our executives at slightly less than the median salaries of similarly situated executives, with reference to the experience of the executive and performance during the preceding year;

•

to encourage growth, create an annual cash incentive, or “bonus” program, that would, if targeted goals for substantial growth are achieved, provide overall cash compensation that is slightly higher than the median overall compensation of similarly situated executives, but that provides no incentive compensation if we are not profitable or do not grow;

•	in part because of the lack of predictability of cash flow and the volatility of our stock price, provide significant long-term incentives through stock-based incentives.

          Although we previously granted equity incentives exclusively in the form of stock options, since the adoption of SFAS 123(R) our equity based incentives have been reduced and consist of restricted stock units for non-management level employees, and a mix of approximately one-third (based on value) of restricted stock and stock options for management. Because of the economic downturn, the impact on our operations, and our desire to preserve cash while retaining employees, we granted proportionately higher levels of equity based compensation in 2008.

          We schedule our executive compensation approval process to coincide with approval of our budget. We have determined to adopt standards for incentive compensation for our executives during the budgeting process to better align our annual incentive compensation programs with our goals and objectives prior to the start of the upcoming year. Accordingly, our executive compensation is normally established in December of each year for the following year, and the options and cash incentive plans established at that time will be reflected in compensation tables as objectives for the following year.

          Decisions Regarding Our Executive Compensation—Role of Our Compensation Committee

          Our Compensation Committee. Our Compensation Committee approves, administers and interprets our executive compensation and benefit policies, including our 1998 Stock Incentive Plan and our Employee Stock Purchase Plan. Our Compensation Committee is appointed by our Board of Directors, and consists entirely of independent directors under the rules of the Nasdaq Stock Market and who are both “outside directors” for purposes of Section 162(m) of the Internal Revenue Code and “non-employee directors” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934. Our Compensation Committee is comprised of Michael M. Selzer, Jr. (Chair), Alex B. Cimochowski and Irene M. Qualters.

          Our Compensation Committee makes all decisions regarding the compensation of our executive officers. Although the Committee reports its decisions to our Board of Directors, there is no requirement for Board approval or ratification. Our Chief Executive Officer, with the assistance of our Chairman and our Director of Human Resources, formulates proposals for compensation to our executive officers and presents those proposals to the Compensation Committee. With respect to the specific compensation of our Chief Executive Officer, the compensation proposals are normally formulated by our Chairman and Director of Human Resources after discussion with our Chief Executive Officer. Our Chief Executive Officer and Chairman present proposals regarding executive compensation but do not participate in deliberations regarding their own compensation.

          Equity Grants. Our Compensation Committee also makes all grants to executive officers under our 1998 Stock Incentive Plan. It has been our policy since 2006 to make annual grants representing additional options or restricted stock units to employees and executives at the regularly scheduled meeting of the Committee held in December of each year. Grants to new executives are made at the regular meeting, or at a special meeting, scheduled after commencement of employment of the executive. We also periodically make grants to existing employees or executives upon promotion or to recognize exceptional performance. Such grants are made at regularly scheduled meetings of the Committee.

          All equity based grants under our 1998 Stock Incentive Plan have always been granted with an exercise price or value equal to the fair market value on the date of grant (the date of the meeting at which they are approved). We base fair market value on the closing price on the date of grant.

          Benchmarking. We do not reference a specific group of peer companies when setting executive compensation. Because of our size and the cost involved, we have not retained compensation consultants during recent years, and the Compensation Committee has not used independent consultants to generate statistical information. In general, we have relied on statistical information from the American Electronics Association for companies with annual revenue of between $25 million and $50 million and statistics from Radford, a division of Aon Consulting Inc., for companies with less than $50 million of revenue for comparative purposes in setting executive compensation. We understand that the statistics from the American Electronics Association for our size group are more heavily weighted to private companies and generate lower overall compensation for comparables, while the Radford information includes fewer companies for our size range and has proportionately higher weighting in the biotech, medical device and semiconductor industries. We review both of these statistics individually, and an average of the two in making decisions.

          “Tally Sheets.” In connection with each decision for compensation of our executive officers, our Compensation Committee reviews sheets that provide a compilation of all compensation to our officers, a history of salary and total compensation for in excess of five years or since the officer was first retained, a listing of equity benefits, including options and restricted stock units, the annual cost we incur from those equity benefits, and the cost we will incur from proposed grants. The Committee also reviews other benefits, including severance and paid time off, received by executives to the extent different from other employees.

          Elements of Compensation and our 2008 Compensation Plans

          The three components of our executive compensation program, including base salary, annual cash incentive or “bonus” and equity based incentives, constitute substantially all of the compensation to our executive officers. Each of our executives is entitled to participate in our general benefit plans, including our health insurance, disability insurance, life insurance, cafeteria plans, and 401(k) retirement savings plan and, to the extent they do not hold more than 5% of our outstanding common stock, our employee stock purchase plan, on the same terms as our other employees. We do not provide any perquisites to our executives, except for company contributions to our 401(k) plan (at the same matching level as for other employees), and tax preparation services reimbursement.

          Base Salary. The base salary of our executives is designed for its retention value and is set during our annual compensation decisions at slightly below the median salary of companies in the statistical surveys we review. In addition, our compensation decisions are based in part on the experience and performance of the executive and on statistical information from the preceding year, causing our executive compensation to lag slightly behind in increasing salary environments. As a growth company, we seek to place more emphasis on cash incentives and long-term equity incentives than on salary as a means of providing compensation that exceeds averages. We also base salary levels on the level of the salary from prior years and seek to implement increases over time.

          The global market for electronics manufacturing began to decline in late 2007 and our Compensation Committee anticipated that 2008 would reflect a continuation of that cycle. Accordingly, and in part to conserve cash, except with respect to Dr. Case and Mr. DiMarco, the Committee increased salary levels of our executives, including Ms. Iverson only approximately 3%—consistent with increases for other employees. Ms. Iverson’s salary at $277,500 for 2008 placed her below the median compensation reported by Radford for executives of comparably sized companies for 2007, and at approximately the median when the Radford data was averaged with American Electronics Association data. Mr. Bertelsen’s 2008 salary was approximately 96% of the averaged Radford/AEA data at the midpoint, and Mr. Proulx’s slightly over the midpoint.

          We initially set Mr. DiMarco’s salary for 2008 at $164,800, or at approximately the midpoint of the averaged data for a Vice President of Sales and Marketing from Radford/AEA, but with the expectation that we would revisit his compensation when we assigned responsibility for the transfer of systems manufacturing to Singapore. We elected Mr. DiMarco Vice President and General Manager Inspection Systems Business in February 2008 and assigned him not only responsibility for the move, but overall management responsibility for the systems business. Contemporaneous with this change in responsibility, we increased his salary to $170,000, retro-active to January 1, 2008.

          The global financial crisis and decline in the economy generally began to significantly affect our business in the third quarter of 2008 and more severely in the fourth quarter of 2008. In December 2008, at the meeting it would normally consider fiscal 2009 compensation, our Compensation Committee determined to freeze executive salaries at their 2008 levels for fiscal 2009. On February 9, 2009, in further response to the affects of the economy, the Board of Directors approved a 12% reduction in all officer salaries, including the salaries of our executive officers, for 2009.

          Annual Incentive. Our Compensation Committee annually establishes a cash incentive plan, or “bonus” for all of our employees, including our executive officers. Except as explained below for Dr. Case, we have not established individual performance objectives, but instead base all of our cash incentives upon annual financial performance.

          The Compensation Committee establishes a targeted level of payout under this program which varies based on the seniority and position of each executive. We establish the target amount so that pay at the targeted level, when combined with salary, equals or slightly exceeds the aggregate cash compensation of survey companies at the median point. For 2008, Ms. Iverson’s targeted bonus was set at $104,000 which, when combined with salary at the targeted level, would have equaled the average of the median total compensation from the AEA and Radford surveys.

          The executive, and our other employees, is paid this targeted amount, or less than or more than the targeted amount, based upon a matrix of the ratio of (i) revenue growth in the year in question over revenue averaged over the prior three years, to (ii) net income before interest and taxes that we generate for the calendar year. No incentive accrues under this matrix if this revenue growth in less than 9% over the three year average, or if net income before interest and taxes is less than 6% of revenue. The maximum payout under the matrix is two times the executive’s target, which is achieved only if revenue grows by 19% or more over the three year average and net income before interest and taxes is 16% or more of revenue. The targeted bonus is paid, and the objective of the plan is to encourage payment, if sales grow by 13% over the three year average and the level of net income before interest and taxes is at least 12% of revenue.

          Our average revenue for the three years prior to 2008 was approximately $52.7 million. Our revenue for 2008 was $45.5 million, representing a decline over the three year average, and we recorded a net loss for the year. Accordingly no incentive compensation was earned by executive officers for fiscal 2008.

          Long-Term Incentives—Equity-Based Compensation. In part because the cyclical nature of our markets renders it difficult to predict long-term financial performance, and in part to avoid cash expense, our long-term incentives use equity based incentives. We grant restricted stock units, rather than options, to non-management employees and a combination of restricted stock units and options to executive officers and management employees. We believe that restricted stock units provide a less variable form of benefit that is not lost if our performance does not increase substantially. For employees who have less influence on our growth, we believe this provides a more fair basis for incentive and more retention value. For managers who substantially influence long-term growth, however, we have retained options, which have no value if our stock performance declines, as a significant component of our long-term compensation.

          For our executives, we attempt to provide one-third of this value in restricted stock and two-third’s in the form of stock options. For most executives we estimate the number of options necessary to place an annual grant at approximately the midpoint of competitive companies and grant 2/3 of this value in options and 1/3 as restricted stock units. The vesting of both forms of equity compensation commences one year from the date of grant and continues annually for four years. The grants made during any fiscal year are established as part of the compensation plan for the next fiscal year, and accordingly the grants we made in December 2008 took into account expense impact and other factors that had primary reference to our expected operations in 2009. The grants we made in 2008 were larger than the grants to the same executives in 2007, in part because the significantly reduced market price of our common stock dictated larger grants to generate equivalent value and because we had determined to fix base compensation, and believed that cash incentive compensation for 2009 was unlikely.

          Compensation for Dr. Case. We embarked on a program in mid 2007 to reconsider Dr. Case’s compensation, including his salary and bonus level. In part because of the significant equity ownership he holds both in the form of shares and options, Dr. Case had voluntarily frozen his salary and bonus level since 2004 and we had granted him no new equity incentives since 2003. This caused Dr. Case’s salary to be significantly below market during 2007 and 2008, and because many of his options had expired, his aggregate compensation was even further below market.

          Dr. Case has been responsible for many of the successful product innovations created by CyberOptics, functions as both our Chairman and our Chief Technology Officer and has been instrumental in securing the relationships with our largest customers. We believe that his retention, and the provision of adequate incentives to him to encourage further development of both products and business relationships, is essential to our success.

          After considering the relatively low level of his compensation at a number of meetings, in September 2008 the Compensation Committee approved (i) an increase in Dr. Case’s salary to $300,000 for fiscal 2009 from $240,000 in 2008, (ii) an increase in his incentive compensation target to $95,000 for fiscal 2009 from $75,000 for fiscal 2008, and (iii) a special individual performance incentive plan under which he can earn up to $200,000 during 2009 based on achieving performance goals. In order to compensate Dr. Case for the low level of his salary and incentive target and the absence of any equity plan compensation while we were formulating his new compensation plan, we also granted Dr. Case a one-time bonus of $100,000 and issued Dr. Case shares having a value of $100,000.

          Nevertheless, because of the decline in our business caused by economic conditions, Dr. Case agreed not to implement this increased salary for 2009. The base salary for Dr. Case was further reduced in February 2009 to $211,200, representing a 12% reduction from his 2008 base salary of $240,000 and a 30% reduction from his approved base salary for 2009 of $300,000. Dr. Case remains entitled to incentive pay during 2009 based upon the individual performance incentive plan, which allows him to earn $100,000 based on the release to production of a new technology that he invented, and an additional $100,000 based on new development contracts that he is successful in generating. If either of these goals is achieved, half of the incentive compensation will be paid in cash and half will be paid by issuing common stock having a value equal to the compensation.

          Other Benefit Arrangements.

          Employment Agreements. Except for the change in control severance agreements described below, we do not have formal employment agreements with any of our executive officers, but instead have retained those officers under informal offer letters that expressly provide that employment is at will.

          Severance and Change in Control Arrangements. In May 2008, we signed change of control severance agreements with each of Dr. Case, Ms. Iverson and Mr. Bertelsen. These agreements provide for severance payments to the executive if the executive is terminated without cause, or the executive resigns for good reason, within two years after a change in control of CyberOptics. For such purposes, a change in control is defined as a change requiring disclosure under the proxy rules in federal securities laws, an acquisition by a person or group of more than 40% of the voting shares of CyberOptics, a change in a majority of the directors of CyberOptics other than by succession, an acquisition through merger in which CyberOptics is not the surviving corporation, or a purchase of substantially all of the assets of CyberOptics.

          Under these agreements, Dr. Case and Ms. Iverson would be entitled to a payment equal to twice the average compensation they had received during the three years prior to the change in control, and Mr. Bertelsen would be entitled to six months of such average compensation. The payments are subject to the limitation that they not cause any “excess parachute payment” as defined in Section 280G of the Internal Revenue Code, as amended. Consistent with Section 409A of the Code, the agreements provide that the payments would be made on the first day of the seventh month following termination of employment. Ms. Iverson’s agreement also incorporates provisions of her offer letter obligating CyberOptics to pay her one year’s salary in the event she is terminated by CyberOptics without cause at any time other than during such two year period after a change in control.

          The offer letter of Mr. DiMarco obligates us to pay him a severance payment equal to six months salary and health insurance continuation if he is involuntarily terminated for any reason other than misconduct, regardless of whether a change in control has occurred. Accordingly, we did not execute a separate agreement with Mr. DiMarco.

          Our standard form option agreement and restricted stock unit agreement also provide for acceleration of vesting of all options and RSUs upon termination of employment without cause within two years of a change of control, or if the employee terminates employment for good reason within two years after a change of control. We have defined a “change of control” for these purposes in the same manner as in the change of control severance agreements described above. We believe this “double trigger” form of benefit in our RSUs and options would, if we were ever in the position of being acquired, provide comfort to employees and executives that they would not lose the future value of their equity benefits by being arbitrarily terminated because we are acquired.

Compensation Committee Report

          The Compensation Committee evaluates and establishes compensation for executive officers and oversees our management stock plans, and other management incentive and benefit programs. Management has the primary responsibility for our financial statements and reporting process, including the disclosure of executive compensation. With this in mind, as the Compensation Committee, we have reviewed and discussed with management the Compensation Discussion and Analysis found on pages 6 to 12 of this proxy statement. The Committee is satisfied that the Compensation Discussion and Analysis fairly and completely represents the philosophy, intent, and actions of the Committee with regard to executive compensation. We recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement for filing with the Securities and Exchange Commission.

Michael M. Selzer, Jr.
Alex B. Cimochowski
Irene M. Qualters

Summary Compensation Table

          The following table summarizes the total compensation that we paid or accrued for our executive officers during 2008, 2007 and 2006. We pay executives incentive compensation under our cash incentive plan as described under our Compensation Discussion and Analysis under the caption “Annual Incentive.” This cash incentive compensation is included in the table below under “Non-Equity Incentive Plan Compensation.” We do not maintain a pension plan and do not provide our executives non-qualified deferred compensation, but instead encourage retirement savings through our 401(k) Retirement Savings Plan. We have historically matched 50% of employee, including executive, contributions to the 401(k) plan, up to contributions by the employee equal to 6% of annual compensation. The stock awards and option awards reflected in the table represent the expense we recorded during 2008, 2007 and 2006 for restricted stock units and stock options under our 1998 Stock Incentive Plan.

	Year	Salary	Bonus		Stock Awards[1]	Option Awards[1]	Non-Equity Incentive Plan Compen- sation[2]	All Other Compen- sation[3]	Total

Kathleen P. Iverson	2008	$277,500	—		$16,159	$94,561	—	$7,386	$395,606
Chief Executive Officer	2007	269,600	—		8,980	78,812	$64,000	7,215	428,607
& President	2006	247,000	—		510	76,760	110,000	17,874	452,144

Steven K. Case	2008	240,000	$100,000	[4]	100,000	—	—	12,350	452,350
Chairman	2007	240,000	—		—	10,951	48,000	33,235	332,186
	2006	240,000	—		—	92,733	82,500	7,223	422,456

Jeffrey A. Bertelsen	2008	179,000	—		7,119	40,438	—	6,092	232,649
Chief Financial Officer	2007	173,000	—		3,570	31,773	24,320	6,408	239,071
	2006	167,000	—		200	19,119	40,700	4,817	231,836

Michael Proulx	2008	163,200	—		4,692	12,557	—	4,714	185,163
Vice President—	2007	158,500	—		2,855	22,323	20,160	5,824	209,662
Operations	2006	151,000	—		164	20,332	33,000	5,271	209,767

Steven J. DiMarco	2008	170,000	—		3,533	29,326	—	4,680	207,539
Vice President—	2007	160,000	—		1,629	24,339	32,000	6,491	224,459
General Manager	2006	150,000	—		91	18,233	55,000	4,327	227,651
Systems Business

1.

Represents the amount recorded in our financial statements as expense for these awards during 2008, 2007 and 2006. A discussion of the methods used in calculation of these values can be found in footnote 3 on pages 43 to 45 of our annual report on Form 10-K.

2.	Payment for performance under our incentive plan.

3.

Consists of company contributions to a 401(k) plan and for each of Ms. Iverson and Mr. Proulx during 2006 for non-participation in our health plan; for Ms. Iverson during 2006 a car allowance; for Dr. Case and Ms. Iverson tax preparation services; and for Dr. Case during 2007 a pay-out for unused paid time-off of $22,385.

4.	Bonus to compensate for development achievements and absence of increased compensation during consideration of compensation package.

Grants of Plan-Based Awards

          The following table provides detailed information regarding grants of individual incentives provided to our executives during 2008. The Non-Equity Incentive Plan Awards shown in the table do not relate to 2008 compensation, but instead represent our cash incentive or “bonus” plan for executives for 2009 performance. We make decisions regarding incentive compensation in connection with our budgeting approval process in December of each year.

          All of our equity awards, consisting only of restricted stock unit awards and stock options, are made under the 1998 Stock Incentive Plan and vest based on continuation of employment.

														Other Stock Awards: Number of Shares of Stock or Units[2] (#)	Option Awards: Number of Securities Underlying Options [3] (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards[4] ($)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards[1]						Estimated Future Payouts Under Equity Incentive Plan Awards

Name	Grant Date	Threshold ($)		Target ($)		Maximum ($)		Threshold (#)		Target (#)		Maximum (#)

Ms. Iverson	12/5/08	[1]		$104,000		$208,000
	12/5/08													7,623			$38,039
	12/5/08														46,200	$4.99	90,182

Dr. Case	09/9/08	$50,000	[5]	100,000	[5]	100,000	[5]	9,615	[6]	19,231	[6]	19,231	[6]
	12/5/08	[1]		95,000		190,000
	12/5/08													20,040			100,000

Mr. Bertelsen	12/5/08	[1]		39,000		78,000
	12/5/08													4,356			21,736
	12/5/08														26,400	$4.99	51,533

Mr. Proulx	12/5/08	[1]		32,500		65,000
	12/5/08													2,178			10,868
	12/5/08														13,200	$4.99	25,766

Mr. DiMarco	12/5/08	[1]		53,000		106,000
	12/5/08													3,812			19,022
	12/5/08														23,100	$4.99	45,091

1.	Represents our cash incentive plan for 2009 created as of such date. There is no minimum payout after achieving the threshold, but the payout instead increases linearly.

2.

Represents for all executives except for Dr. Case, restricted stock unit awards that vest with respect to 25% of the shares on each of the four anniversaries of the grant date. For Dr. Case represents a fully-vested stock grant

3.	Stock options vest with respect to 25% of the shares on each of the four anniversaries of the grant date and expire seven years from the grant date.

4.	Represents the full value that will be recognized as expense over the four-year vesting periods of options and restricted stock that was granted in 2008.

5.	Represents the cash portion of up to $100,000 that can be achieved based on personal performance objectives.

6.	Represents the stock portion of up to $100,000, based on the closing price on December 31, 2008 of $5.20 per share, that can be achieved based on personal performance objectives.

Outstanding Equity Awards at Fiscal Year-End

          The following table lists the options and restricted stock units held by each of our executives at December 31, 2008. All of the options become exercisable, to the extent not already vested, in annual increments of one-quarter of the number of shares to which they are subject and most expire seven years from the date of grant.

	Option Awards					Restricted Stock Unit Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock Held That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested[1] ($)
Ms. Iverson	50,000			$11.87	2/15/12
	16,250			4.30	9/13/09
	22,500	7,500	[2]	11.42	5/16/12
	8,250	8,250	[3]	12.95	12/7/13
	3,337	10,013	[4]	12.34	12/7/14
		46,200	[5]	4.99	12/5/15
						1,400	[3]	$7,280
						1,668	[4]	8,673
						7,623	[5]	39,640

Dr. Case	50,000			6.02	2/14/10
	75,000			11.71	5/17/09

Mr. Bertelsen	7,500	2,500	[6]	14.60	7/26/12
	3,336	3,334	[3]	12.95	12/7/13
	1,675	5,025	[4]	12.34	12/7/14
		26,400	[5]	4.99	12/5/15
						550	[3]	2,860
						825	[4]	4,290
						4,356	[5]	22,651

Mr. Proulx	1,750			11.71	5/17/09
	5,000			10.00	12/5/10
	2,650	2,650	[3]	12.95	12/7/13
	875	2,625	[4]	12.34	12/7/14
		13,200	[5]	4.99	12/5/15
						450	[3]	2,340
						412	[4]	2,142
						2,178	[5]	11,326

Mr. DiMarco	7,500	2,500	[7]	12.86	12/7/12
	1,750	1,750	[3]	12.95	12/7/13
	875	2,625	[4]	12.34	12/7/14
		23,100	[5]	4.99	12/5/15
						250	[3]	1,300
						412	[4]	2,142
						3,812	[5]	19,822

1.	Based on the closing price on December 31, 2008 of $5.20 per share.
2.	Vests with respect to 7,500 shares on May 16, 2009.
3.	Vests with respect to 50% of the shares on December 7, 2009, and 2010.
4.	Vests with respect to 33% of the shares on December 7, 2009, 2010 and 2011.
5.	Vests with respect to 25% of shares on December 5, 2009, 2010, 2011 and 2012
6.	Vests with respect to 2,500 shares on July 26, 2009.
7.	Vests with respect to 2,500 shares on December 7, 2009.

Option Exercises and Stock Vested

          None of our executive officers exercised options during 2008. The following table provides information regarding stock grants and restricted stock units that vested during 2008 and the value realized by the executive upon receipt of the grant or when the restricted stock unit vested.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting[1] ($)
Ms. Iverson	1,257	$6,272
Dr. Case	20,040	100,000
Mr. Bertelsen	550	2,745
Mr. Proulx	363	1,811
Mr. DiMarco	263	1,312

(1)	Based on the $4.99 market price on the December 7, 2008, vesting date.

Potential Payments upon Termination or Change in Control

          The following table describes the potential payments and benefits under our compensation and benefit plans and arrangements to which the named executive officers would be entitled upon termination of employment.

	Cash Severance Payment	Continuation of Medical/Welfare Benefits	Acceleration of Equity Awards 1	Total Termination Benefits
Kathleen P. Iverson
Involuntary termination	$277,500	$16,034	-0-	$293,534
Involuntary or good reason termination after change in control (“CIC”)	734,173	32,069	$79,920	846,162

Steven K. Case
Involuntary termination	-0-	-0-	-0-	-0-
Involuntary or good reason termination after CIC	723,377	32,069	-0-	755,446

Jeffrey A. Bertelsen
Involuntary termination	-0-	-0-	-0-	-0-
Involuntary or good reason termination after CIC	98,292	8,017	35,345	141,654

Michael Proulx
Involuntary termination	-0-	-0-	-0-	-0-
Involuntary or good reason termination after CIC	-0-	-0-	18,580	18,580

Steven J. DiMarco
Involuntary termination	85,000	8,017	-0-	93,017
Involuntary or good reason termination after CIC	85,000	8,017	28,116	121,133

1.

Represents the value of unvested shares, plus the difference, if positive, between the market price and the exercise price of unvested options, based on the closing price at December 31, 2008 of $5.20 per share.

          The amounts shown in the table above do not include payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment.

BENEFICIAL OWNERSHIP

          The following table provides information at February 28, 2009 about the ownership of our common stock by each person known to us to beneficially own 5% or more of our common stock, by each of our directors, by each of our executive officers, and by all our officers and directors as a group:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class
T. Rowe Price Associates, Inc.
100 E. Pratt Street
Baltimore, MD 21202 (2)	885,837	13.1%

Dimensional Fund Advisors LP
Palisades West, Building One,
6300 Bee Cave Road
Austin, TX 78746 (3)	677,166	10.0%

Wells Fargo & Company
420 Montgomery Street
San Francisco, CA 94163 (4)	369,991	5.5%

Steven K. Case (5)
c/o CyberOptics Corporation
5900 Golden Hills Drive
Minneapolis, MN 55416	470,482	6.8%

Jeffrey Bertelsen	13,336	*

Alex B. Cimochowski (5)	30,406	*

Steven J. DiMarco	11,942	*

Kathleen P. Iverson (5)	123,035	1.8%

Michael Proulx	10,801	*

Irene M. Qualters	41,500	*

Michael M. Selzer, Jr.	30,450	*

All executive officers and directors as a group (9 persons)	731,952	10.3%

*Less than 1%

(1)

Includes 125,000 shares for Dr. Case, 12,511 shares for Mr. Bertelsen, 22,500 shares for Mr. Cimochowski, 10,125 shares for Mr. DiMarco, 100,338 shares for Ms. Iverson, 10,275 shares for Mr. Proulx, 39,500 shares for Ms. Qualters, 27,000 shares for Mr. Selzer, and 347,249 shares for all officers and directors as a group, purchasable upon exercise of options exercisable within 60 days of February 28, 2009.

(2)

Based on an amendment to Schedule 13G filed February 12, 2009 by T. Rowe Price Associates, Inc. and T. Rowe Price Small-Cap Value Fund, Inc. Includes shares held by various investors for which T. Rowe Price Associates serves as investment advisor, including 612,900 shares over which T. Rowe Price Small-Cap Value Fund, Inc has sole voting power.

(3)

Based on Schedule 13G filed February 9, 2009. Represents shares held by four investment companies over which Dimensional Fund Advisors has sole investment power and voting power with respect to 668,866 shares as investment advisor.

(4)	Based on Schedule 13G filed January 29, 2009. Represents shares over which Wells Fargo & Company has sole voting power and disposition power with respect to 296,991 shares as investment advisor.

(5)

Includes, for Dr. Case 13,000 shares, for Mr. Cimochowski 4,425 shares, and for Ms. Iverson 155 shares, held by a spouse, or in trust for children. Dr. Case disclaims beneficial ownership of such shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

          Under federal securities laws, our directors and officers, and any beneficial owner of more than 10% of our common stock, are required to report their ownership of our equity securities and any changes in ownership to the Securities and Exchange Commission. Specific due dates for these reports have been established by the SEC, and we are required to disclose in this Proxy Statement any delinquent filing of those reports and any failure to file reports during the fiscal year ended December 31, 2008. Based upon information provided by officers and directors, all our officers, directors and 10% shareholders filed all reports on a timely basis in the 2008 fiscal year.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

          Our management is responsible for our internal controls and our financial reporting process. Our independent accountants are responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards and to issue a report on those financial statements. The Audit Committee’s responsibility is to monitor and oversee these processes.

          In connection with our consolidated financial statements for the fiscal year ended December 31, 2008, the Audit Committee has:

•	Reviewed and discussed the audited financial statements with management and with representatives of PricewaterhouseCoopers LLP, our Independent Registered Public Accounting Firm;

•	Discussed with our Independent Registered Public Accounting Firm the matters required to be discussed by Statement On Auditing Standards No. 61, as amended (Communications with Audit Committees); and

•

Received the written disclosures and letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCooper LLP’s communication with the audit committee concerning independence, and has discussed with PricewaterhouseCoopers LLP its independence.

          Based upon the Audit Committee’s discussion with management and the independent accountants and the Audit Committee’s review of the representation of management and the report of the independent accountants to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 filed with the Securities and Exchange Commission.

Members of the Audit Committee

Alex B. Cimochowski
Irene M. Qualters
Michael M. Selzer, Jr.

RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

          We have not yet selected our principal independent accountant for the 2009 fiscal year and are not recommending an accountant for ratification by shareholders. It is our policy to formally select independent accountants only after receipt and approval of a final fee proposal for the audit services. Representatives of PricewaterhouseCoopers LLP, which were our independent accountants for 2008 and has served as our independent accountants since July 1994, are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.

          Independent Accountant Fees and Services

          The following is a summary of the fees billed to us by PricewaterhouseCoopers LLP for professional services rendered for the years ended December 31, 2007, and December 31, 2008:

Fee Category	2007 Fees	2008 Fees
Audit Fees	$257,856	$244,339
Audit-Related Fees	52,949	—
Tax Fees	9,895	209,153
All Other Fees	—	—
Total Fees	$320,700	$453,492

          Audit Fees consist of fees billed for professional services rendered for the integrated audit of our annual consolidated financial statements and reviews of the interim consolidated financial statements included in our quarterly reports, and services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or engagements.

          Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include audits in connection with acquisitions and divestitures, attest services that are not required by statute or regulation, tax consultation concerning treatment of income taxes in U.S. GAAP based financial statements and consultations concerning financial accounting and reporting standards.

          Tax Fees consist of fees billed for professional services for corporate tax return preparation and filing, compliance, tax advice and tax planning, as well as some personal tax preparation services for US personnel (not associated with a financial reporting role) working on our behalf overseas. These services include assistance regarding federal, state and international tax compliance, tax audit defense, custom and duties, acquisitions and divestitures and international tax planning.

          All Other Fees (if any) consist of fees for products and services other than the services reported above.

SHAREHOLDER PROPOSALS AND NOMINATIONS FOR THE NEXT ANNUAL MEETING

          Any shareholder wishing to include a proposal in our proxy solicitation materials for our next annual meeting of shareholders must submit the proposal for consideration in writing to our corporate Secretary at our principal executive offices, 5900 Golden Hills Drive, Minneapolis, MN 55416, no later than December 8, 2009.

          Under our Bylaws, in order for business to be properly brought before the next annual meeting by a shareholder, or in order for a nominee for director to be considered at the next annual meeting, the shareholder must give us written notice of the shareholder’s intent to bring a matter before the annual meeting, or nominate the director, no later than January 17, 2010. Each notice must describe the matter, the shareholder who intends to bring the matter before the meeting and the business desired to be conducted, as set forth in greater detail in our Bylaws.

          Our management will use discretionary authority to vote against any shareholder proposal, or director nominee not made by management, presented at the next annual meeting if: (i) the proposal or nominee has been properly omitted from our proxy materials under federal securities laws; (ii) notice of the proposal or nominee was not submitted to the Secretary at the address listed above by January 17, 2010; or (iii) the proponent has not solicited proxies in compliance with federal securities laws from the holders of at least the percentage of our voting shares required to carry the proposal or elect the nominee.

GENERAL

          Our Board of Directors does not know of any matters other than those described in this proxy statement that will be acted upon at the Annual Meeting. In the event that any other matters properly come before the meeting calling for a vote of shareholders, the persons named as proxies in the enclosed form of proxy will vote in accordance with their best judgment.

BY ORDER OF THE BOARD OF DIRECTORS

Thomas Martin
Secretary

Dated: April 7, 2009

CYBEROPTICS CORPORATION

2009 ANNUAL SHAREHOLDERS MEETING

Dorsey & Whitney

50 South Sixth Street, 15th Floor
Minneapolis, Minnesota

May 18, 2009 3:00 p.m.

proxy

This proxy is solicited on behalf of the Board of Directors.

The undersigned hereby appoints Steven K. Case, Kathleen P. Iverson and Jeffrey A. Bertelsen, and each of them, with power to appoint a substitute, to vote all shares the undersigned is entitled to vote at the Annual Meeting of Shareholders of CyberOptics Corporation, to be held on May 18, 2009 and any adjournments thereof, as specified below on the matters referred to, and, in their discretion, upon any other matters which may be brought before the meeting.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY BY

MAIL OR ELECTRONICALLY AS DESCRIBED ON THE REVERSE SIDE.

See reverse for voting instructions.

COMPANY #

Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET – www.eproxy.com/cybe
Use the Internet to vote your proxy until 12:00 p.m. (CT) on May 15, 2009.

PHONE – 1-800-560-1965
Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CT) on May 15, 2009.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Voting Instruction Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,

SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

\/   Please detach here   \/

The Board of Directors Recommends a Vote FOR Item 1.

1.	Election of directors:	01 Steven K. Case 02 Alex B. Cimochowski 03 Kathleen P. Iverson	04 Irene M. Qualters 05 Michael M. Selzer, Jr.	☐	Vote FOR all nominees (except as marked)	☐	Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	To vote with discretionary authority on any other matter that may properly come before the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL OF THE DIRECTORS NAMED IN PROPOSAL 1.

Address Change? Mark Box  ☐ Indicate changes below:

Date

Signature(s) in Box

When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.